Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228740

PROSPECTUS SUPPLEMENT NO. 1
(to prospectus dated December 14, 2018)

61,420,234 Shares
Common Stock

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated December 14, 2018, covering the offer and resale of our common stock by the selling stockholders identified in the prospectus, or their permitted transferees, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 14, 2018.
This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our common stock involves a high degree of risk. Before buying any common stock, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 25 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated December 14, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 13, 2018

Berry Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-38606	81-5410470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16000 N. Dallas Parkway
Dallas, Texas 75248
(Address of Principal Executive Offices)
(661) 616-3900
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01

On December 13, 2018, Berry Petroleum Corporation (the “Company”), issued a press release announcing that its Board of Directors has adopted a program for the opportunistic repurchase of up to $100 million of its common stock. Based on the Board’s evaluation of current market conditions for its stock they authorized current repurchases of up to $50 million under the program. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 13, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 13, 2018

BERRY PETROLEUM CORPORATION

By:	/s/ Cary D. Baetz
Cary D. Baetz
Executive Vice President and Chief Financial Officer

Exhibit 99.1

PRESS RELEASE

BERRY PETROLEUM ANNOUNCES SHARE REPURCHASE PROGRAM

DALLAS, Dec. 13, 2018 - Berry Petroleum Corporation (NASDAQ: BRY) (“Berry” or the “Company”) announced today that its Board of Directors has adopted a program for the opportunistic repurchase of up to $100 million of its common stock. Based on the Board’s evaluation of current market conditions for its stock they authorized current repurchases of up to $50 million under the program. Purchases may be made from time to time in the open market, in privately negotiated transactions or otherwise. The manner, timing and amount of any purchases will be determined by the Company based on its evaluation of market conditions, stock price, compliance with outstanding agreements and other factors, may be commenced or suspended at any time without notice and does not obligate the Company to purchase shares during any period or at all. Any shares acquired will be available for general corporate purposes.

About Berry Petroleum

Berry Petroleum Corporation is a publicly-traded (NASDAQ: BRY) California-based independent upstream energy company engaged primarily in the development and production of onshore conventional oil reserves located in the western United States.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the repurchase program, represent Berry’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Berry’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Berry does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Berry to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Berry’s shelf registration statement filed with the SEC and subsequently filed prospectus. Such risk factors and other factors could cause actual results to differ materially from those contained in any forward-looking statement.

Contact:
Berry Petroleum Corporation
Todd Crabtree - Manager, Investor Relations
(661) 616-3811
ir@bry.com

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